Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables
Form S-8
(Form Type)
G. Willi-Food International Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Ordinary Shares, par value NIS 0.01 per share	457(h)	300,000	$15.325	$4,597,500	0.0000927	$426.19
		Total Offering Amounts				$4,597,500
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due						$426.19

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional Ordinary Shares that become issuable under the G. Willi-Food International Ltd. 2022 Share Option Plan as amended by reason of any stock dividend, stock split, or other similar transaction.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based on the average of the high and low prices of the Company's ordinary shares reported on the Nasdaq Capital Market on July 18, 2022.